MUTUALFIRST FINANCIAL, INC.

110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800

March 29, 2010

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of MutualFirst Financial, Inc., I cordially invite you to attend our 2010 Annual Meeting of Stockholders.  The meeting will be held at 3:00 p.m., local time, on Wednesday, April 28, 2010, at our main office, located at 110 E. Charles Street, Muncie, Indiana.

A Proxy Statement describing the business to be conducted at the Annual Meeting and a proxy card enabling you to vote without attending the meeting is enclosed.  Our annual report to stockholders for the year ended December 31, 2009, also is included.  At the Annual Meeting, I will give management’s report to you on the Company’s 2009 financial and operating performance.

An important part of the Annual Meeting is the stockholder vote on corporate business items.  I urge you to exercise your rights as a stockholder to vote and participate in this process.  Stockholders are being asked to consider and vote upon: (1) the election of four directors of the Company and (2) an advisory (non-binding) resolution to approve our executive compensation as disclosed in the enclosed Proxy Statement.

We encourage you to attend the meeting in person.  Whether or not you plan to attend the Annual Meeting, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.  In accordance with the rules of the Securities and Exchange Commission, our Proxy Statement, proxy card and Annual Report to Stockholders is available on the Internet at http://www.bankwithmutual.com (click button marked “Annual Report”).

Your Board of Directors and management are committed to the success of the Company and the enhancement of the value of your investment.  As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Very truly yours,

/s/ David W. Heeter

David W. Heeter
President and Chief Executive Officer

MUTUALFIRST FINANCIAL, INC.
110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MutualFirst Financial, Inc. will be held as follows:

DATE AND TIME	Wednesday, April 28, 2010 at 3:00 p.m. local time

PLACE	110 E. Charles Street, Muncie, Indiana

ITEMS OF BUSINESS	(1) The election of four directors for a term of three years.
(2) Adoption of an advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement.
(3) Any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	Holders of record of MutualFirst Financial, Inc. common stock at the close of business on March 1, 2010, will be entitled to vote at the meeting or any adjournment of the meeting.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the enclosed proxy card or by submitting a ballot at the annual meeting. To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card. A pre-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States. Your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ David W. Heeter

DAVID W. HEETER
President and Chief Executive Officer
Muncie, Indiana
March 29, 2010

Important: The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the annual meeting.  A pre-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

IMPORTANT NOTICE:  Internet Availability of Proxy Materials
for the Stockholder Meeting To Be Held on April 28, 2010.

These proxy materials are also available to you on the Internet.
You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement, Annual Report to
Stockholders and other proxy materials are available at
http://www. bankwithmutual.com (click button marked “Annual Report”).

MUTUALFIRST FINANCIAL, INC.
110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800
_________________________

PROXY STATEMENT
_________________________

INTRODUCTION

The Board of Directors of MutualFirst Financial, Inc., is using this Proxy Statement to solicit proxies from the holders of the Company’s common stock for use at the upcoming Annual Meeting of Stockholders.  The annual meeting will be held on Wednesday, April 28, 2010, at 3:00 p.m., local time, at the Company’s main office, located at 110 E. Charles Street, Muncie, Indiana.  At the annual meeting, stockholders will be asked to vote on two proposals:  (1) the election of four directors of the Company for a term of three years each; and (2) an advisory (non-binding) resolution to approve our executive compensation as disclosed in this Proxy Statement.  These proposals are described in more detail below.  Stockholders also will consider any other matters that may properly come before the annual meeting, although the Board of Directors knows of no other business to be presented.

MutualFirst Financial, Inc. may be referred to from time to time in this Proxy Statement as “MutualFirst” or the “Company.”  Some of the information in this Proxy Statement relates to MutualBank, a wholly owned subsidiary of the Company, which may be referred to from time to time in this Proxy Statement as the “Bank.”

By submitting your proxy, you authorize the Company’s Board of Directors to represent you and vote your shares at the annual meeting in accordance with your instructions.  The Board also may vote your shares to adjourn the annual meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the annual meeting.

The Company’s annual report to stockholders for the fiscal year ended December 31, 2009, which includes the Company’s audited financial statements, is being provided with this Proxy Statement.  Although the annual report is being mailed to stockholders with this Proxy Statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this Proxy Statement by reference.

This Proxy Statement, annual report and the accompanying materials are being mailed to stockholders on or about March 29, 2010 and also available to you on the Internet at www.bankwithmutual.com (click button marked “Annual Report”).

Your vote is important.  Whether or not you plan to attend the annual meeting, please submit your proxy promptly in the enclosed envelope.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote on the following proposals:

Proposal 1.	The election of four directors of the Company for a term of three years.

Proposal 2.	Adoption of an advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement.

The stockholders also will act on any other business that may properly come before the annual meeting.  Members of our management team will be present at the annual meeting to respond to your questions.

Who is entitled to vote?

The record date for the annual meeting is March 1, 2010.  Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting.  The only class of stock entitled to be voted at the annual meeting is the Company’s common stock.  Each outstanding share of common stock is entitled to one vote on each matter presented at the annual meeting.  At the close of business on the record date, there were 6,984,754 shares of common stock outstanding.

What if my shares are held in “street name” by a broker?

If your shares are held in “street name” by a broker, your broker is required to vote your shares in accordance with your instructions.  If you do not give instructions to your broker, your broker will be entitled to vote your shares with respect to “discretionary” items, but your broker will not be permitted to vote your shares with respect to “non-discretionary” items.  In the case of non-discretionary items, your shares will be treated as “broker non-votes.”  Whether an item is discretionary is determined by the exchange rules governing your broker.  The election of directors is a non-discretionary item and the advisory (nonbinding) resolution on compensation is a discretionary item under applicable rules.

What if my shares are held in the Bank’s employee stock ownership plan (“ESOP”)?

If you are a participant in the Bank’s ESOP, the plan trustee is required to vote the shares allocated to your account under the plan in accordance with your instructions.  If you do not instruct the trustee how to vote your allocated shares, the trustee may vote your allocated shares in its sole discretion.  The trustee must vote the unallocated shares in the same proportion as it is instructed to vote the allocated shares.  For example, if on a particular proposal, the trustee was instructed to vote 60 percent of the allocated shares “FOR,” 35 percent of the allocated shares “AGAINST” and five percent of the allocated shares “ABSTAIN,” the trustee would vote 60 percent of the unallocated shares “FOR,” 35 percent of the unallocated shares “AGAINST” and five percent of the unallocated shares “ABSTAIN.”

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted.  The presence at the annual meeting, in person or by proxy, of the holders of at least one-third of the shares of common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting.

What if a quorum is not present at the annual meeting?

If a quorum is not present at the scheduled time of the annual meeting, the stockholders who are represented may adjourn the annual meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken.  An adjournment will have no effect on the business that may be conducted at the annual meeting.

How do I vote?

You may vote by mail.  If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

You may vote in person at the annual meeting.  If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting.  Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the holder of your shares indicating that you were the beneficial owner of those shares on March 1, 2010, the record date for voting at the annual meeting.  You are encouraged to vote by proxy prior to the annual meeting, even if you plan to attend the meeting.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting by:

•	signing another proxy with a later date;
•	giving written notice of the revocation of your proxy to the Company’s Secretary prior to the annual meeting; or
•	voting in person at the annual meeting.

Your proxy will not be automatically revoked by your mere attendance at the annual meeting.  You must actually vote at the meeting to revoke a prior proxy.  If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be presented at the annual meeting.  If, however, any other proposal properly comes before the stockholders for a vote at the annual meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast at the annual meeting is required to elect the nominees as directors.  This means that the four director nominees will be elected if they receive more affirmative votes than any other persons nominated for election.  No persons have been nominated for election other than the four nominees named in this Proxy Statement.  If you vote “Withhold” with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee replaced.

How many votes are required to adopt the advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement?

The adoption of the advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast in person or by proxy, at the annual meeting.

How will abstentions be treated?

If you abstain from voting, your shares still will be included for purposes of determining whether a quorum is present.  Because directors will be elected by a plurality of the votes cast, abstaining is not offered as a voting option for Proposal 1.  If you abstain from voting on Proposal 2, the advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement, your shares will not be included in the number of shares voting on the proposal and, consequently, your abstention will have no effect on the proposal.

How will broker non-votes be treated?

Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum but will not be counted as votes cast.  Consequently, broker non-votes will have no effect on Proposal 2, because we believe it is a “discretionary item” that will include no broker non-votes.  We believe Proposal 1 is a “non-discretionary” item that will exclude broker non-votes; however, because the directors are elected by a plurality of the votes cast, this treatment should have no impact on the election results.

How does the Board of Directors recommend I vote on the proposals?

Your Board of Directors recommends that you vote:

•	FOR the election of the four director nominees to the Board of Directors, each for a three-year term; and
•	FOR the adoption of an advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement.

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the four director nominees to the Board of Directors; and
•	FOR the advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement.

STOCK OWNERSHIP

Stock Ownership of Significant Stockholders, Directors and Executive Officers

The following table shows, as of March 1, 2010, the beneficial ownership of the Company’s common stock by:

•	any persons or entities known by management to beneficially own more than five percent of the outstanding shares of Company common stock;

•	each director and director nominee of the Company;

•	each executive officer of the Company and the Bank named in the “2009 Summary Compensation Table” appearing below; and

•	all of the executive officers and directors of the Company and the Bank as a group.

The address of each of the beneficial owners, except where otherwise indicated, is the same address as the Company’s.  As of March 1, 2010, there were 6,984,754 shares of Company common stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options or warrants held by that person that are currently exercisable or exercisable within 60 days after March 1, 2010, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Beneficial Ownership	Percent of Common Stock Outstanding

Greater than 5% Stockholders (Not Directors or Officers)
The Mutual Savings Bank Employee Stock Ownership Plan 110 E. Charles Street, Muncie, Indiana 47305-2400	446,764(1)	6.4%

United States Department of the Treasury (the “Treasury”) 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	625,135(2)	8.2%

Directors and Executive Officers
Wilbur R. Davis, Director and Chairman of the Board	69,500(3)	1.0%
David W. Heeter, Director, President and Chief Executive Officer	97,326(4)	1.4%
Patrick C. Botts, Director and Executive Vice President	65,360(5)	*
Linn A. Crull, Director	68,500(6)	1.0%
Edward J. Dobrow, Director	59,536(7)	*
William V. Hughes, Director	44,500(8)	*
Jonathan E. Kintner, Director	77,838(9)	1.1%
Edward C. Levy, Director	22,060(10)	*
Michael J. Marien, Director	114,683(11)	1.6%
Jon R. Marler, Director	19,636(12)	*
Jerry D. McVicker, Director	45,000(13)	*
James D. Rosema, Director	75,000(14)	1.1%
Charles J. Viater, Director and Senior Vice President	371,480(15)	5.3%
Timothy J. McArdle, Senior Vice President and Treasurer	57,681(16)	*

All executive officers and directors as a group (18 persons)	1,281,406(17)	17.3%
________________________
*     Less than 1% of outstanding shares.

(1)
Represents shares held by The Mutual Savings Bank Employee Stock Ownership Plan (“ESOP”), 287,843 of which were allocated to accounts of the ESOP participants as of December 31, 2008.  First Bankers Trust Company, N.A., the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP, which have not been allocated to participant accounts.  The ESOP filed a Schedule 13G amendment with the Securities and Exchange Commission on February 17, 2009.

(2)
Represents the warrant for 625,135 shares of common stock of the Company acquired by the Treasury in connection with its purchase of shares of preferred stock of the Company in the TARP Capital Purchase Program (“TARP Program”).  As of January 1, 2010, the Treasury may exercise the warrant and may sell the warrant or the underlying warrant shares.  Treasury has agreed not to vote the warrant shares but that agreement would not apply to any subsequent holder.

(3)	Includes options for 20,000 shares, 20,000 shares owned by Mr. Davis’ spouse and 30,000 shares pledged as security for debt.

(4)	Includes options for 65,000 shares, 5,700 shares owned jointly with Mr. Heeter=s spouse, 9,296 shares allocated to Mr. Heeter in the ESOP and 9,200 shares pledged as security for debt.

(5)	Includes options for 37,800 shares, 7,700 shares owned jointly with Mr. Botts= spouse, 1,360 shares owned by Mr. Botts= spouse and 8,281 shares allocated to Mr. Botts in the ESOP.

(6)	Includes options for 20,000 shares, 20,000 shares owned by Mr. Crull’s spouse and 47,500 shares pledged as security for debt.

(7)	Includes options for 20,000 shares, 30,036 shares owned jointly with Mr. Dobrow=s spouse and 27,536 shares pledged as security for debt.

(8)	Includes options for 20,000 shares, 18,000 shares owned jointly with Mr. Hughes= spouse, 500 shares owned by Mr. Hughes= spouse and 4,000 shares in an IRA account.

Footnotes continued on next page.

________________________
(9)	Includes 41,829 shares owned jointly with Mr. Kintner’s spouse and 7,701 shares owned by Mr. Kintner’s spouse.

(10)	Includes options for 12,950 shares.

(11)	Includes options for 12,950 shares, 2,932 shares held in the IRA of Mr. Marien’s spouse, 259 shares in a UTMA account for his daughter and 85,000 shares pledged as security for debt.

(12)	Includes options for 5,000 shares, 14,136 shares owned jointly with Mr. Marler=s spouse and 500 shares in a UTMA account for Mr. Marler’s son.

(13)	Includes options for 5,000 shares and 11,806 shares owned by Mr. McVicker=s spouse.

(14)	Includes options for 20,000 shares, 7,500 shares owned by Mr. Rosema’s spouse and 20,000 shares owned jointly with Mr. Rosema=s spouse.

(15)
Includes options for 145,040 shares, 37,077 shares in Mr. Viater’s 401(k) account and 154,136 shares pledged as security for debt.  Mr. Viater filed a Schedule 13D with the Securities and Exchange Commission on February 18, 2009.

(16)	Includes options for 12,690 shares, 20,000 shares owned by Mr. McArdle=s spouse and 9,381 shares allocated to Mr. McArdle in the ESOP.

(17)
This amount includes options for 426,315 shares held by directors and executive officers and 353,372 shares pledged as security for debt.  This amount does not include the 223,831 shares owned by the MutualBank Charitable Foundation, Inc., which is an Indiana non-profit corporation and 501(c)(3) tax-exempt organization with no stock or stockholders.  Two of the six directors and all the officers of the Foundation also are directors or officers of the Company or the Bank.  Pursuant to its charter and applicable federal regulations, these shares are required to be voted in any stockholder vote in the same ratio as the votes cast by all other stockholders of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Company’s common stock, to report to the SEC their initial ownership of the Company’s common stock and any subsequent changes in that ownership.  Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any late filings or failures to file.

On December 31, 2009, executive officers Sharon Ferguson and John Bowles were awarded options for 3,000 and 1,000 shares of the Company’s common stock.  Due to an administrative error, Form 4’s for that transaction were not filed until February 9, 2010.  To the Company’s knowledge, based solely on its review of the copies of these reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2009, all other Section 16(a) filing requirements applicable to the Company’s executive officers and directors during the fiscal year ended December 31, 2009, were met.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s Board of Directors consists of thirteen directors, divided into three classes.  Directors in each class generally are elected to serve for three-year terms that expire in successive years.  The term of one of the classes of MutualFirst’s directors will expire at the annual meeting.

Nominees and Directors

The Company’s Board of Directors, based on the recommendations of the Nominating Committee, has nominated Edward J. Dobrow, David W. Heeter, Edward C. Levy and Michael J. Marien for election as directors for three-year terms expiring at the annual meeting of stockholders to be held in 2013.  These four individuals currently serve as directors of the Company.  All of the Company’s directors also serve as directors of the Bank.

Name	Age(1)	Positions with the Company	Director Since(2)	Term Expires

Nominees
Edward J. Dobrow	62	Director	1988	2013(3)
David W. Heeter	48	President, Chief Executive Officer and Director	2003	2013(3)
Edward C. Levy Sweeney	61	Director	2008	2013(3)
Michael J. Marien	62	Director	2008	2013(3)

Other Directors
Patrick C. Botts	46	Executive Vice President and Director	2003	2012
William V. Hughes	62	Director	1999	2012
Jerry D. McVicker	64	Director	2000	2012
James D. Rosema	63	Director	1998	2012
Linn A. Crull	54	Director	1997	2011
Wilbur R. Davis	55	Director	1991	2011
Jonathan E. Kintner	66	Director	2008	2011
Jon R. Marler	59	Director	2000	2011
Charles J. Viater	55	Senior Vice President and Director	2008	2011
____________________
1.	At December 31, 2009.
2.	Includes years of service on the Board of the Bank prior to the formation of the Company.
3.	If elected at the annual meeting.

The nominees have each consented to being named in this Proxy Statement and have agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee replaced.

The Company’s Board of Directors recommends that you vote “FOR” the election of each of the nominees.

Business Experience and Qualifications of Directors

The Board believes that the many years of service that our directors have at the Company, the Bank or at other financial institutions the Company has acquired is one of their most important qualifications for service on our Board.  This service has given them extensive knowledge of the banking business and our Company.  Furthermore, their service on Board committees here or at other institutions, especially in areas of audit, compliance, compensation and trust business is critical to their ability to oversee the management of the Bank by our executive officers.  Service on the Board by three of our senior executive officers is critical to aiding the outside directors understand the critical and complicated issues that are common in the banking business.  Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations.  The business experience for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that further supports his service as a director are set forth below.

Patrick C. Botts.  Mr. Botts has served as Executive Vice President of the Company and President and Chief Operating Officer of the Bank since November 2003.  During the years prior to that appointment, he had served as the Executive Vice President, Vice President of Human Resources, Marketing and Administration and Vice President of Retail Lending for the Bank and has been employed by the Bank since 1986.  Mr. Botts’ many years of service in all areas of the Bank’s operations and his duties as President of the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces and is well suited to educating the Board on these matters.

Linn A. Crull.  Mr. Crull is a Certified Public Accountant and has been a member and managing partner of the accounting firm of Whitinger & Company, LLC, Muncie, Indiana, since 1979.  Mr. Crull has over 30 years of experience in public accounting, including conducting audits and preparing financial statements, and his knowledge of generally accepted accounting bring important technical expertise to the Board and was critical to his selection for service on the Board and the Audit/Compliance Committee.  His years of providing business consulting services to a broad range of companies has provided him with knowledge of compensation issues that aids the Board and the Compensation Committee.  His skills and experience as a member of a financial advisory firm provides insight into various investment vehicles that supports the Board and the Trust Committee.

Wilbur R. Davis.  Since 2003, Mr. Davis has been the Chairman of Ontario Systems, LLC, a computer software company located in Muncie, Indiana, which he co-founded in 1980.  Mr. Davis also served as President of Ontario Systems, LLC, from 1980 until July, 2008.  He is the Chairman of the Board of Directors of the Bank.  Mr. Davis brings management expertise, as well as information technology knowledge to the Board.  His participation in our local business community for 30 years brings a knowledge of the local economy and business opportunities for the Bank.

Edward J. Dobrow.  Since September 2001, Mr. Dobrow has been the President and owner of D&M Leasing, a property development company located in Muncie, Indiana.  For the 20 years prior to that, he was the President and owner of Dobrow Industries, a scrap metal processing company located in Muncie, Indiana.  Mr. Dobrow brings management expertise, as well as real estate knowledge to the Board.  His participation in our local business community for 30 years brings a knowledge of the local economy and business opportunities for the Bank.

David W. Heeter.  Mr. Heeter has served as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank since 2003.  During the years prior to that appointment, he had served as Executive Vice President of the Company and the Bank and as Chief Operating Officer and Vice President of Human Resources, Marketing and Administration of the Bank.  He has been employed by the Bank since 1986.  Mr. Heeter’s many years of service in all areas of the Bank’s operations and his duties as President of the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces and is well suited to educating the Board on these matters.

William V. Hughes.  Mr. Hughes has served as a partner in the law firm of Beasley & Gilkison, LLP, Muncie, Indiana, since 1977.  That law firm serves as general counsel to the Bank.  Mr. Hughes brings extensive legal knowledge to the Board, particularly with respect to Indiana real property law, commercial transactions, trusts and estates and business litigation.  His legal background also serves the Board as resource for matters of corporate governance and director responsibility.

Jonathan E. Kintner, O.D.  Dr. Kintner served as the managing partner of a private group optometry practice in Mishawaka, Indiana for 41 years before his retirement in 2009.  He had served as a director of MFB Corp. and its banking subsidiary for 31 years prior to their acquisition by the Company in 2008.  Dr. Kintner had chaired the Directors Trust Committee of MFB Corp. prior to the acquisition in 2008.  Since the acquisition, he has served as chairman of the Trust Committee that oversees the Bank’s trust business.  He also brings general business knowledge from his optometry practice to the Board.

Edward C. Levy.  Mr. Levy has been an officer and owner of Freeman-Spicer Leasing and Insurance Corp. and its affiliated financial services entities for more than five years.  In 2005, he became an executive officer of Take Out Foods International, Inc. based in Indianapolis, which is engaged in the business of ordering food over the Internet.  He has served as a director of MFB Corp. and its banking subsidiary for three years prior to their acquisition by the Company in 2008.  Mr. Levy’s extensive knowledge of investments, insurance and these regulated industries supports the Board’s and Trust Committee’s knowledge in these areas.  He also brings that understanding of regulations to the Audit/Compliance Committee.  Mr. Levy’s background in finance is important to his service on our Audit/Compliance Committee.

Michael J. Marien.  Mr. Marien retired in 2009.  Prior to that, he had served as Account Manager for IT/Signode Corp., a division of Illinois Tool Works (packaging of steel industry products and services, Glenview, Illinois), for 40 years.  He had served as a director of MFB Corp. and its banking subsidiary for 21 years and was chairman of the board of MFB Corp. for five years prior to the acquisition by the Company in 2008.  Mr. Marien brings his prior knowledge of the trust business of MFB Corp. to his service on our Trust Committee.  His participation in our local business community for 30 years brings a knowledge of the local economy and business opportunities for the Bank.

Jon R. Marler.  Mr. Marler has been the President and owner of Carico Systems, a distributor of heavy duty wire containers and material handling carts in Fort Wayne, Indiana, since 1999.  In the years prior to that, he served as Senior Vice President of Ralph M. Williams and Associates, a real estate developer located in Marion, Indiana.  He had served as a director of Marion Capital Holdings, Inc., prior to its acquisition by the Company in 2000.   Mr. Marler has over 32 years of management and administrative skills and extensive experience in commercial real estate sales and development, especially in our local community.  He also has experience in sales, personnel management and human resource matters from his outside business experience.  His service on the Nominating and Compensation Committees is supplemented from his service on a number of local non-profit boards, which included assisting in establishing compensation procedures and levels at those organizations.

Jerry D. McVicker.  Mr. McVicker retired in 2003.  Prior to that, he had served as an Administrator, Chief Executive Officer and Chief Operating Officer for Marion Community Schools since 1996.  He had served as a director of Marion Capital Holdings, Inc., prior to its acquisition by the Company in 2000.  He is the Chairman of the Company’s Compensation Committee.  Mr. McVicker has many years of management and administrative skills and extensive experience. His participation in our local business community for over 30 years brings a knowledge of the local economy and business opportunities for the Bank.

James D. Rosema.  Mr. Rosema was founder and has been President of Rosema Corporation, an interior finishing company located in Muncie and Fort Wayne, Indiana, since 1972.  This successful business does approximately $15 million in business each year and currently has 120 employees.  Mr. Rosema has over 38 years of management and administrative skills and extensive experience in real estate development and construction, especially in our local community.  He also has experience in sales, personnel management and human resource matters from his outside business experience.

Charles J. Viater.  Mr. Viater has served as Senior Vice President of the Company and North Region President of the Bank since July 2008.  He had served as president, chief executive officer and a director of MFB Corp. and its banking subsidiary for 13 years prior to their acquisition by the Company in 2008.  Prior to its acquisition by the Company, MFB Corp. had $500 million in assets and was operated under the leadership of Mr. Viater.  Mr. Viater’s over 30-year background in bank operations and knowledge of the local communities we now serve after the MFB Corp. acquisition are important to the Board.  He has training as a CPA.

Director Compensation

The Company uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve as non-employee directors of the Company and the Bank.  Each director of the Company also is a director of the Bank.  Directors are not compensated separately for their service on the Company’s Board of Directors.  In setting director compensation, the Board of Directors considers the significant amount of time and level of skill required for service on the Boards of the Company and the Bank, particularly due to the duties imposed on directors of public companies and financial institutions.  The types and levels of director compensation are annually reviewed and set by the Compensation Committee and ratified by the full Board of Directors.

For the fiscal year ended December 31, 2009, each director received an annual fee of $27,750 for serving on the Bank’s Board of Directors, except for Messrs. Heeter, Botts, and Viater, who were compensated as executive officers of the Bank and are not separately compensated as directors.  In addition to the annual director fee, Mr. Davis receives $6,000 per year for serving as Chairman of the Board of Directors; Mr. Crull receives $5,000 for serving as the Chairman of the Audit/Compliance Committee; Mr. McVicker receives $3,000 for serving as Chairman of the Compensation Committee; and Mr. Kintner receives $3,000 for serving as the Chairman of the Trust Management Committee.  Our directors were awarded restricted stock and stock options under the Company’s 2000 Recognition and Retention Plan and 2000 Stock Option and Incentive Plan prior to 2008.  Messrs. Kintner, Levy and Marien received stock options from the Company in exchange for their outstanding options at MFB Corp. in connection with its acquisition by the Company in 2008 (the MFB acquisition”).  No stock options were granted to directors in 2009.  The Compensation Committee reviews director compensation annually.

The Bank maintains deferred compensation arrangements with some directors, which allows them to defer all or a portion of their Board fees and earn interest on deferred amounts at the rate of 10% per year, which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time.  Participants receive the deferred amounts as income when they are no longer serving as active directors.  The participant may choose to receive the deferred payments in a lump sum or in annual installments for 15 years at age 70 or the termination of the person’s service as a director.

Mr. McVicker has a Director Shareholder Benefit Plan with the Company as a result of the Bank’s acquisition of First Federal Savings Bank of Marion in 2000, with which he was affiliated prior to the acquisition.  This plan operates in the same fashion as MutualBank’s SERP, except that Director McVicker qualifies to receive the retirement benefits at the earlier of age 70 or the termination of his service as a director of MutualBank.  During 2009, $30,608 was accrued under Mr. McVicker’s Director Shareholder Benefit Agreement.  This plan provides for earlier payouts for disability, for continued payouts as death benefits and for immediate funding and payment upon a change in control of MutualBank that terminates his service as a director.

Messrs. Kintner, Levy and Marien were parties to director fee continuation agreements with MFB Corp.’s bank subsidiary at the time of the acquisition, which were assumed by the Company.  Those agreements provided that if the director retired after attaining age 72 and had served as a director for at least five years, he would be entitled to an annual retirement benefit for five years (or 10 years, if the director had more than 10 years of service) equal to 50% of the total fees paid to him during the last plan year before ending service.  These agreements also provided that, in the event of a change in control (which included the MFB Acquisition) followed within 24 months by a termination of service as a director prior to age 72, the director would be entitled to receive the present value of the normal retirement benefit (without regard to years of service) paid in a lump sum.  Accordingly, if any of Messrs. Kintner, Levy or Marien ceases to be a director of MutualBank before July 18, 2010, he will be paid a lump sum present value of his benefits under his director fee continuation agreement.

Director Compensation Table for 2009

The following table provides compensation information for each member of our board of directors during the year ended December 31, 2009 (except for Messrs. Heeter, Botts and Viater, whose compensation is reported as named executive officers).  All prior stock options and restricted stock awards to directors were fully vested at December 31, 2009, and no stock option or restricted stock awards were granted to directors during 2009.

Name	Fees Earned or Paid in Cash	Non Qualified Deferred Compensation Earnings(1)	All Other Compensation(2)	Total
Linn A. Crull(3)	$32,750	$ 8,946	---	$41,696

Wilbur R. Davis(4)	$33,750	$14,630	---	$48,380

Edward J. Dobrow(5)	$27,750	$56,006	---	$83,756

William V. Hughes(6)	$27,750	---	---	$27,750

Jonathan E. Kintner	$30,750	---	---	$30,750

Edward C. Levy(7)	$27,750	---	---	$27,750

Michael J. Marien(8)	$27,750	---	---	$27,750

Jon R. Marler(9)	$27,750	---	---	$27,750

Jerry D. McVicker	$30,750	---	$30,608(10)	$61,358

James D. Rosema(11)	$27,750	$18,146	---	$44,896
_______________________
(1)	Amounts reported for Messrs. Crull, Davis, Dobrow and Rosema reflect only the above-market earnings on their deferred compensation accounts.

(2)
No director received personal benefits or perquisites exceeding $10,000 in the aggregate.  The earnings on each director’s deferred compensation account, excluding the above-market earnings reported in the preceding column, are reported in the footnotes below.

(3)	As of December 31, 2009, Mr. Crull owned exercisable options for 20,000 shares of Company stock. Mr. Crull’s other 2009 earnings on his deferred compensation account were $12,822.

(4)	As of December 31, 2009, Mr. Davis owned exercisable options for 20,000 shares of Company stock. Mr. Davis’ other 2009 earnings on his deferred compensation account were $20,968.

(5)	As of December 31, 2009, Mr. Dobrow owned exercisable options for 20,000 shares of Company stock. Mr. Dobrow’s other 2009 earnings on his deferred compensation account were $80,268.

(6)	As of December 31, 2009, Mr. Hughes owned exercisable options for 20,000 shares of Company stock.

(7)	As of December 31, 2009, Mr. Levy owned exercisable options for 12,950 shares of Company stock.

(8)	As of December 31, 2009, Mr. Marien owned exercisable options for 12,950 shares of Company stock.

(9)	As of December 31, 2009, Mr. Marler owned exercisable options for 5,000 shares of Company stock.

(10)	This amount reflects the accrual under Mr. McVicker’s Director Shareholder Benefit Agreement. As of December 31, 2009, Mr. McVicker owned exercisable options for 5,000 shares of Company stock.

(11)	As of December 31, 2009, Mr. Rosema owned exercisable options for 20,000 shares of Company stock. Mr. Rosema’s other 2009 earnings on his deferred compensation account were $22,730.

Business Relationships and Transactions with Executive Officers, Directors and Related Persons

The Company and the Bank may engage in transactions or series of transactions with our directors, executive officers and certain persons related to them.  Except for loans by the Bank, which are governed by a separate policy, these transactions, which qualify as “related party” transactions under applicable regulations of the Securities and Exchange Commission are subject to review and approval of the Audit/Compliance Committee and ratification by the Board of Directors.  All other transactions with executive officers, directors and related persons are approved by the Board of Directors.  During 2009, the only transaction or series of transactions of this nature that exceeded $120,000 involved the law firm that has been retained as MutualBank’s general counsel for decades.  Director Hughes is a partner in the law firm of Beasley & Gilkison LLP, which received a $66,000 retainer fee in 2009 to serve as general counsel to the Bank on certain real estate and litigation matters and also received additional fees on an hourly basis for services actually rendered on other matters.  Mr. Hughes’ firm received an additional $118,362 for the professional services rendered to the Bank during the year ended December 31, 2009.  These fees were more than 5% of the total fees earned by the firm in 2009.

The Bank has a written policy of granting loans to officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with the Bank’s underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.  These loans to directors and executive officers are not made at preferential rates; however, certain closing fees are waived.  No director, executive officer or any of their affiliates had aggregate indebtedness to the Bank at below market interest rate loans exceeding $120,000 in the aggregate since December 31, 2008.  Loans to all directors and executive officers and their associates totaled approximately $11.9 million at December 31, 2009, which was approximately 9.2% of the Company’s consolidated stockholders’ equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at December 31, 2009.

Board of Directors’ Meetings and Committees and Corporate Governance Matters

Board Meetings, Independence and Ethics Code

Meetings of the Company’s Board of Directors are generally held on a monthly basis. The Company’s Board of Directors held 13 regular meetings and one special meeting during the fiscal year ended December 31, 2009.  All directors of the Company attended more than 75 percent of the aggregate of the total number of Board meetings.  The Company’s policy is for all directors to attend its annual meeting of stockholders, and all of our directors attended last year’s annual meeting.

The Board has determined that Directors Crull, Davis, Dobrow, Kintner, Levy, Marien, Marler, McVicker and Rosema, constituting a majority of the Board members, are “independent directors,” as that term is defined in the Nasdaq listing standards.  Among other things, when making this determination, the Board considers each director’s current or previous employment relationships and material transactions or relationships with the Company or the Bank, members of their immediate family and entities in which the director has a significant interest.  The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.  Among other matters, in reaching its determination on independence, the Board considered the fact that certain of the directors or their affiliates have borrowed money from the Bank.  See "Business Relationships and Transactions with Executive Officers, Directors and Related Persons."

Stockholders may communicate directly with the Board of Directors by sending written communications to Wilbur R. Davis, Chairman of the Board, MutualFirst Financial, Inc., 110 E. Charles Street, Muncie, Indiana  47305-2400.

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees.  You may obtain a copy of the Code free of charge by writing to the Corporate Secretary of the Company, 110 E. Charles Street, Muncie, Indiana  47305-2400 or by calling (765) 747-2800.  In addition, the

Code of Business Conduct and Ethics was filed with the SEC as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and is available on our website at www.bankwithmutual.com at “Inside MFSB/Resources/About Us/Code of Ethics.”

Board Leadership Structure and Risk Oversight

As noted above, the positions of Chairman of the Board and of President and Chief Executive Officer are held by separate persons.  This has been the case since the Company was formed.  The Board believes this structure is appropriate for the Company and the Bank because it creates a clear line between management by the executive management and oversight of management by the Board of Directors, led by the Chairman.

Committees of the Board of Directors

The Board of Directors of the Company has standing Audit/Compliance, Compensation and Nominating Committees.  All members of these committees attended at least 75% of the total number of meetings held by the committees on which he served.

The Board of Directors has adopted written charters for the Audit/Compliance Committee, the Compensation Committee and the Nominating Committee.  Copies of the charters for the Audit/Compliance Committee, Compensation Committee and the Nominating Committee are available on our website at www. bankwithmutual.com at “Resources/About Us/Audit Committee; /Compensation Committee; /Nominating  Committee.”  You also may obtain a copy of these committee charters free of charge by writing to the Corporate Secretary, MutualFirst Financial, Inc., 110 E. Charles Street, Muncie, Indiana  47305-2400 or by calling (765) 747-2800.

Audit/Compliance Committee

The Audit/Compliance Committee is comprised of Directors Crull (Chairman), Davis, Dobrow, Kintner, Levy and McVicker, all of whom are “independent directors” under the Nasdaq listing standards.  No member of the Audit/Compliance Committee had any relationship with the Company or the Bank requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.  The Board of Directors has determined that Directors Crull is an “audit committee financial expert” as defined in Item 407(e) of Regulation S-K of the Securities and Exchange Commission and that all of the Audit/Compliance Committee members meet the independence and financial literacy requirements under the Nasdaq listing standards.  In 2009, the Audit/Compliance Committee met four times.

The Audit/Compliance Committee is responsible for hiring, terminating and/or reappointing the Company’s independent auditor and for reviewing the annual audit report prepared by our independent registered public accounting firm.  The functions of the Audit/Compliance Committee also include:

•	approving non-audit and audit services to be performed by the independent registered public accounting firm;

•	reviewing and approving all related party transactions for potential conflict of interest situations;

•	reviewing and assessing the adequacy of the Audit/Compliance Committee Charter on an annual basis;

•	reviewing significant financial information for the purpose of giving added assurance that the information is accurate and timely and that it includes all appropriate financial statement disclosures;

•	ensuring the existence of effective accounting and internal control systems; and

•	overseeing the entire audit function of the Company, both internal and independent.

Compensation Committee

The Compensation Committee is comprised of six independent directors, Directors McVicker (Chairman), Crull, Davis, Marien, Marler and Rosema.  No member of the Compensation Committee had any relationship with the Company or the Bank requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K, which requires the disclosure of certain related person transactions.  The Compensation Committee is responsible for:

•
determining compensation to be paid to its officers and employees, which are based on the recommendations of Messrs. Heeter and Botts, except that compensation paid to Mr. Heeter is determined based on the recommendation of a majority of the independent directors, and neither Mr. Heeter nor Mr. Botts are present during voting or deliberations concerning their compensation;

•	overseeing the administration of the employee benefit plans covering employees generally;

•	administering the Company’s equity compensation incentive plans; and

•	reviewing our compensation policies and programs, including those reviews required under the TARP Program.

The Company’s Compensation Committee met five times during the fiscal year ended December 31, 2009.  The Compensation Committee does not designate its authority to any one of its members or any other person.  The Compensation Committee did not retain any compensation consultants in 2009 to determine or recommend director or executive compensation.  As a result of the Company receiving funds from the Treasury in exchange for preferred shares under the TARP Program, the Compensation Committee semiannually reviews incentive compensation plans to determine if they encourage undue or unnecessary risk, reviews all compensation plans to determine whether they encourage the manipulation of earnings and takes other actions to ensure that the Company meets the other executive compensation limits imposed on participants in the TARP Program.

Nominating Committee

The Nominating Committee is composed of Directors Davis (Chairman), Crull, Kintner, Marler, McVicker and Rosema.  The committee is primarily responsible for selecting nominees for election to the Board.  The Nominating Committee generally meets once per year to make nominations.  The Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures in the Company’s bylaws, but the Nominating Committee has not actively solicited such nominations.  The Nominating Committee has the following responsibilities:

•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

•	review nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of the Company’s charter and bylaws;

•	consider and evaluate nominations from stockholders using the same criteria as all other nominations;

•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

•	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

As noted above the Nominating Committee Charter provides for a number of criteria that are considered when selecting new members of the Board.  Those criteria, as well as viewpoint, skill, race, gender and national origin, are considered by the Nominating Committee and the Board when seeking to fill a vacancy or a new seat on the Board in order to maintain diversity on our Board of Directors.

Nominations, other than those made by the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Article I, Section 1.09 of the Company’s bylaws.  In general, to be timely, a stockholder’s notice must be received by the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; however, if less than 100 days’ notice of the date of the scheduled annual meeting is given by the Company, the stockholder has until the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was made.  The stockholder’s notice must include the information set forth in Article I, Section 1.09 of the Company’s bylaws, which includes the following:

•
as to each person whom a stockholder proposes to nominate for election as a director: all information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies for election as directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

•
as to the stockholder giving the notice: the name and address of the stockholder as they appear on the Company’s books and the number of shares of the Company’s common stock beneficially owned by the stockholder.

This description is a summary of our nominating process.  Any stockholder wishing to propose a director candidate to the Company should review and must comply in full with the procedures set forth in the Company’s charter and bylaws and in Maryland law.  During the fiscal year ended December 31, 2009, the Nominating Committee was responsible for selecting director nominees and met one time with respect to the selection of director nominees.

EXECUTIVE COMPENSATION

Philosophy and Objectives of Compensation Program

The Compensation Committee has established a broad-based compensation program to address compensation for directors, executive officers and other employees.  The overall goal of this compensation program is to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals and link the compensation of its executives to the Company’s success.  The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team.  Our compensation philosophy is based on established principles for all pay practices and aligns with our corporate values, which are to conduct our business with character, compassion, class and competition.  We reflect these values in our compensation by ensuring competitive and fair practices. Our overriding principles in setting types and amounts of compensation are:

•	Merit/Performance Based – Individual compensation is linked to the successful achievement of performance objectives.

•	Market Competition – Total compensation attracts, retains and motivates our top performers at a competitive level in our market.

•
Stockholder Balance – Compensation components that align the interests of key management, especially the named executive officers with those of our stockholders in furtherance of our goal to increase stockholder value.

      The Company implements this philosophy by using a combination of cash and stock-based compensation, benefits and perquisites to attract and retain qualified persons to serve as executive officers of the Company and the Bank.  Our compensation program seeks to reach an appropriate balance between base salary (to provide competitive fixed compensation), incentive opportunities in performance-based cash bonuses (to provide rewards for meeting performance goals) and equity compensation (to align our executives’ interests with our stockholders’ interests).  Each executive officer of the Company also is an executive officer of the Bank.  Executive officers are not compensated separately for their service to the Company.  The Compensation Committee considers the significant amount of time and level of skill required to perform the required duties of each executive’s position, taking into account the complexity of our business as a regulated public company and financial institution.

Federal law and regulations impose a number of requirements on compensation and benefits provided by participants in the TARP Program.  These TARP provisions require certain reviews of our compensation programs by the Compensation Committee, significantly limits bonus and incentive payments to our five highest paid senior executives, prohibits involuntary termination or change in control payments under existing contract to our 10 most highly compensated employees, requires a clawback on bonuses improperly paid to our 20 most highly compensated employees and requires the Company to have and enforce a policy on luxury expenses.  In addition, the deductibility for tax purposes of all compensation, including performance based compensation, paid to each of our five senior executive officers in any taxable year during which the Treasury continues to own our preferred stock is limited to $500,000.  These requirements and limits are now a part of the Company’s compensation programs and policies.  As a result of the limits on bonuses to certain senior executives, the Company has no 2010 bonus program for those five executives, which includes all the named executive officers included in the Summary Compensation Table.

The Company provides benefits, including health care benefits, to all employees to attract and retain highly effective executives and other employees.  with an opportunity to maintain a quality standard of living over time and to have access to health care.  These benefits are administered consistently to all levels of the organization.  All employees share in the cost of health benefits based on the coverage they select.  Available health care benefits are commensurate with that available in our market area.

The Company provides perquisites designed to enhance the success of the Company.  Executive officer education is provided at industry conferences, seminars and schools, sometimes with spousal travel expenses.  Dues to country clubs, social clubs and service organizations are paid to encourage community involvement and build business relationships.  Messrs. Heeter, Botts and Viater receive a car allowance, and the value of the allowance is included in their taxable income.

2009 Summary Compensation Table

The following table sets forth information concerning the compensation earned in 2009 and 2008 by our principal executive officer and the next three most highly compensated executive officers during the fiscal year ended December 31, 2009.  Mr. Viater became an executive officer of the Bank in July 2008 in the MFB Acquisition.  We will use the term “named executive officers” in this Proxy Statement to refer to the officers listed in the table.  The only bonuses paid by the Company to the named executive officers are disclosed below as non-equity incentive plan compensation.

Name and Principal Position	Fiscal Year	Salary	Non-Equity Incentive Plan Compensation(1)	Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total

David W. Heeter President and Chief Executive Officer	2009 2008	$275,000 $257,769	--- $7,653	$5,754 $5,429	$45,371(4) $34,153	$326,125 $305,004
Patrick C. Botts Executive Vice President	2009 2008	$220,000 $207,692	--- $6,070	$4,413 $3,932	$39,916(5) $17,132	$264,329 $234,826

Timothy J. McArdle Senior Vice President, Treasurer and Chief Financial Officer	2009 2008	$180,000 $180,000	--- $5,072	$10,907 $9,873	$45,973(6) $39,394	$236,880 $234,339

Charles J. Viater Senior Vice President of the Company and Regional President of the Bank	2009 2008	$250,000 $111,819	--- $5,600	--- ---	$33,952(7) $8,885	$283,952 $126,304
________________________
(1)
Amounts for 2008 include payments under the 2008 Bonus Plan, which were paid in early 2009.  Does not reflect payments under the bonus plan for 2007 which were paid in early 2008 which were reported in a prior proxy statement.

(2)
Amount reported reflects MutualBank’s contributions to and/or the above-market earnings on amounts in each named executive officer’s Executive Deferred Compensation Agreement account.  Above-market earnings are that portion of the earnings that are at rates in excess of the applicable federal long-term rate under the Internal Revenue Code that corresponds most closely to the rate in the plan at the time it was established.

(3)
Includes amounts accrued under the executives’ SERP agreements, Bank contributions under its 401(k) plan, term life insurance premiums paid by MutualBank on behalf of the officers, ESOP allocations and dividends on unvested restricted stock.  The reported ESOP allocations for 2009 are based on 2008 compensation and were made in 2009.  The reported ESOP allocations for 2008 are based on 2007 compensation and were made in 2008.  The named executive officers are entitled to an ESOP allocation in the 2010 fiscal year based on 2009 compensation; however, the amount of these allocations was not known when this document was prepared.  This amount does not include personal benefits or perquisites for Messrs. Botts, McArdle and Viater because none of them received more than $10,000 worth of such benefits in the aggregate.

(4)
The amount includes $5,778 accrued under Mr. Heeter’s SERP agreement, $12,525 in contributions by MutualBank under its 401(k) plan, $2,035 in term life insurance premiums paid by MutualBank on behalf of Mr. Heeter, $6,467 in ESOP allocations, $350 in dividends on unvested restricted stock and $18,216 in perquisites, consisting of $14,400 for a car allowance and $3,816 for country club dues.

(5)
The amount includes $3,375 accrued under Mr. Botts’ SERP agreement, $10,050 in contributions by MutualBank under its 401(k) plan, $1,855 in term life insurance premiums paid by MutualBank on behalf of Mr. Botts, $6,180 in ESOP allocations, $240 in dividends on unvested restricted stock and $18,216 in perquisites, consisting of $14,400 for a car allowance and $3,816 for country club dues.

(6)
The amount includes $31,814 accrued under Mr. McArdle’s SERP agreement, $6,854 in contributions by MutualBank under its 401(k) plan, $1,615 in term life insurance premiums paid by MutualBank on behalf of Mr. McArdle and $5,690 in ESOP allocations.

(7)
The amount includes $11,827 in contributions by MutualBank under its 401(k) plan, $2,035 in term life insurance premiums paid by MutualBank on behalf of Mr. Viater and $20,090 in perquisites, consisting of $14,400 for a car allowance and $5,690 for country club dues.

Outstanding Equity Awards at December 31, 2009

The following table sets forth information for each named executive officer concerning stock options and restricted stock held at December 31, 2009.

	Options Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable

David W. Heeter	20,000	---	$14.50	01/12/11
	19,485	---	$25.66	12/17/13
	25,515	---	$25.66	12/17/18

Patrick C. Botts	7,800	---	$14.50	01/12/11
	18,354	---	$25.66	12/17/13
	11,646	---	$25.66	12/17/18

Timothy J. McArdle	8,378	---	$14.50	01/12/11
	4,312	---	$14.50	01/12/16

Charles J. Viater	59,750	---	$8.22	11/19/12
	85,470	---	$9.85	09/30/15

Equity Incentive Plans

Our 2008 Stock Option and Incentive Plan is a stock-based compensation plan designed to reward directors, advisory directors, officers and employees for service with a proprietary interest in the Company and to encourage such individuals to remain with the Company.  It provides for the award of stock options or stock appreciation rights for up to 357,741 shares of our common stock and provides for the award of incentive stock options to qualifying employees under the federal tax laws.  The Compensation Committee administers this plan, determines employee eligibility, grants awards and sets the terms of awards.  Awards are discretionary and are based on an assessment of the participant’s position, years of service, and contribution to the success and growth of the Company.  The exercise price of options awarded must be no less than the fair market value of a share of the Company’s common stock on the date of grant.  Options that are not exercisable become immediately exercisable at the time of a change in control or of a tender or exchange offer for the Company’s shares.  Upon any termination of service, unexercised options remain exercisable for the lesser of three months years or the remaining term of the option and all unvested options are lost.  This plan will be in place for 10 years and all awards under the plan may not have a term in excess of 10 years.  No awards were made under this plan to our five most highly paid executives in 2008 or 2009.  In 2009, options for 59,000 shares were awarded to other officers and employees.

We also have a 2000 Stock Option and Incentive Plan and the 2000 Recognition and Retention Plan.  The 2000 Recognition and Retention Plan provided for awards of up to 232,784 shares of restricted stock to directors, advisory directors, officers and employees.  All available shares have been awarded and have vested.  The 2000 Stock Option and Incentive Plan provided for the award of stock options for up to 581,961 shares of our common stock to directors, advisory directors, officers and employees.  Stock option awards under this plan must be exercised within 10 to 15 years of the date of grant.  Only 5,161 shares are available for future awards under this plan.  Under the 2000 Stock Option and Incentive Plan, options that are not exercisable become immediately exercisable at the time of a change in control or of a tender or exchange offer for the Company’s shares.  Upon any termination of service, unexercised options remain exercisable for the lesser of three months or the remaining term of the option and all unvested options are lost.  Because all outstanding stock options are fully vested, none of the named executive officers would receive a benefit under this plan as a result of a termination or change in control.  In connection with our acquisition of MFB Corp., we acquired the MFB Corp 2002 and 1997 Stock Option Plans because of stock options remaining outstanding under those plans.  Those outstanding options for MFB Corp. stock were converted into options for 296,555 shares of our common stock at a weighted average exercise price of $9.90.

Non-Equity Incentive Plans

The Compensation Committee did not establish any cash incentive bonus plans for officers and employees, including the named executive officers, in 2010, due to the challenges of the current operating environment.  Our named executive officers and our next highest paid senior executive are prohibited from receiving cash bonus payments under Treasury regulations applicable to participants in the TARP Program.

The Company implemented a cash incentive bonus plan for 2009 (the "2009 Bonus Plan") for the top 15 executive and senior officers of the Company and the Bank in lieu of granting salary increases in 2009.  This bonus plan was adopted before the Treasury adopted regulations prohibiting cash bonus accruals or payments for our five most highly compensated senior executives until we repay our TARP funds.  Because of that prohibition, none of our five most highly paid executives were paid or accrued a bonus under the 2009 Bonus Plan.  The 2009 Bonus Plan provided for a potential annual bonus to all other executive officers in early 2010.  The annual bonus was paid to the extent the Company's earnings per share for 2009 meet designated target levels, which vary from officer to officer.  The amounts of the annual bonuses under the 2009 Bonus Plan were determined by multiplying each officer’s salary by the officer’s payout percentage.  The payout percentages varied from officer to officer, with some officers earning a bonus at the threshold performance level and others not earning a bonus unless the earnings per share reach a higher target performance level.  In addition, the payout percentages increased proportionately to the extent the Company attained a performance level above the baseline performance level required for each particular officer to receive a bonus.  No bonuses were paid under the 2009 Bonus Plan because performance targets were not met.

The Company implemented a cash incentive bonus plan for 2008 (the “2008 Bonus Plan”) for all officers and employees of the Company and the Bank in 2008, including the named executive officers.  The 2008 Bonus Plan provided for potential payments on a quarterly basis throughout 2008 to all officers and employees, and potential additional annual bonus payments to executive officers in early 2009.  No annual bonuses were paid under this plan to any executive officers in early 2009.  The quarterly payments were made if MutualFirst's quarterly performance exceeded baseline levels on certain key performance indicators (which were the same for all officers and employees), including loan and deposit growth, net interest margin improvement, growth in non-interest income, the ratios of non-performing assets to total assets and net charge-offs to total assets, and management of general and administrative expenses.  The amounts of quarterly bonuses under the 2008 Bonus Plan were determined by multiplying the employee's salary by the employee's payout percentage, which varied from employee to employee and increase proportionately if and to the extent MutualFirst attained a performance level above the baseline performance threshold.  The aggregate amount payable to the named executive officers pursuant to the quarterly bonus component and the annual bonus component ranged from 30% to 42% of the amount by which actual pre-tax net income from operations for the quarter or year, as applicable, exceeded the baseline level.

Non Qualified Deferred Compensation

Executive Deferred Compensation Agreements.  The Bank maintains an executive deferral program for the benefit of designated senior executives, including Messrs. Heeter, Botts and McArdle, to supplement their retirement earnings to provide them with approximately another 10% of their expected salary at retirement as additional annual retirement income, after Social Security benefits, ESOP shares and income from all retirement plans of the Bank, to the extent they choose to participate in the program.  The program provides an additional opportunity for key executives to defer, at their choice, 1% to 15 % of their base salary into a non-qualified deferral program.  For each participant, the Bank matches $.50 of every dollar deferred, up to a maximum match established in each person’s agreement.  The Bank also pays interest on each account at a rate of 10%, which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time.  Matching contributions and interest vest over five years.  The Bank maintains a record of all amounts deferred by the executive.  Benefits are paid to the executives when they reach the age 65.  The deferred compensation benefit is the annuitized value, at 10%, of the executive’s account, which value is paid in monthly installments over 15 years.  The plan provides for earlier payouts for disability and for continued payouts to death benefits.  Deferrals under this plan ceased after 2008; however, annual earnings at 10% will continue.  For the year ended December 31, 2009, the aggregate earnings paid to

Messrs. Heeter, Botts and McArdle on their deferred compensation balances (a portion of which also is reflected in the Summary Compensation Table) were $14,000, $10,587 and $26,538, respectively.

Retirement Plans

The Company has designed retirement plans or programs to ensure our employees have adequate income levels after employment.  Prior to July 2009, the Company maintained a 401(k) Retirement Savings Plan, in which the Compensation Committee determined the amount of Company contributions for all employees.  It was the Company’s practice to contribute 3% of salary for all employees and to match 50% of the first $600 of an employee’s contributions per year.  The Company also maintained an ESOP designed to ensure all employees have a vested interest in the success of the Company.  The ESOP purchased shares of the Company’s stock in 1999, which are allocated to employees annually over 15 years.  On July 1, 2009, these two qualified plans were combined into a KSOP.  This reduced our administrative expenses, continues to support the market in our stock and provides employee compensation tied to the success of the Company.  Under the KSOP, in addition to the regular ESOP allocations, employee contributions were matched.  These tax qualified plan is funded by the Company to provide retirement income for non-executive employees at normal retirement age of approximately 60% to 70% of pre-retirement income for employees that dedicate their career to the Company.

The Company also maintains a non-qualified supplemental executive retirement plan (“SERP”) for key employees, including Messrs. Heeter, Botts and McArdle.  The SERP is designed to provide career executive officer retirees, in conjunction with Social Security, tax qualified retirement plans, the ESOP and the non-qualified deferred compensation plan, with approximately 60% of their pre-retirement income.  At the time the executive qualifies as a SERP participant, an estimated annual SERP retirement payment is established, based on the individual’s anticipated salary at retirement, estimates of the person’s retirement income from Social Security benefits, ESOP shares and income from all tax qualified plans of the Bank and an assumed 8% annually rate of return (which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time).  This estimated payment amount is reviewed periodically for changes in the relevant factors.  Each participant establishes a secular trust at another financial institution, which acquires life insurance policies, the cash value of which will provide the SERP retirement payments.  The Bank makes an annual payment to each participant’s secular trust to fund the cost of that insurance, which increases as the estimated payout increases or the executive ages.  Those accrued contributions are taxable income to the participant in the year it is made and are reflected in the Summary Compensation Table.  Participating executives begin to receive retirement payments under the SERP at the later of age 65 or the end of their full time service to the Bank (“SERP eligibility”), and such payments are made in monthly installments over 15 years (unless the executive chooses a lump sum payment).  At SERP eligibility, the executive’s actual retirement payments are determined based on the annuitized value of the executive’s account at a rate determined by the secular trust trustee, based on investment returns of the trust.  These payments may be more or less than the amount estimated prior to retirement and used to purchase the trust assets.  After SERP eligibility, the executives’ earnings on their SERP accounts are actual earnings of funds invested by the trustee (unless they receive a lump sum).  The executives’ access to SERP payments is subject to a non-compete provision in the plan.  Prior to the SERP eligibility, any violation of that provision terminates future SERP contributions and results in a lump sum payment at SERP eligibility.  After SERP eligibility, any violation of the non-compete results in no future earnings on the SERP account at the time.  Under the SERP, if the executive is involuntarily terminated other than for cause or in connection with a change in control, the Bank must make a lump sum contribution to the executive’s SERP of the full contribution of the then-current year and the present value, based on an 8% rate, of the next five years of required contributions (or of all required remaining contributions if less).  In addition, if executive is deemed to be terminated in connection with a change of control, the Bank must make a lump sum final contribution to the executive’s SERP equal to the present value, at 8%, of all remaining contributions required under then-current payout estimates, through the age 65.

In the MFB Acquisition, the Bank assumed the terms of the Salary Continuation Agreement between MFB Financial and Mr. Viater, which provides an annual retirement benefit $60,000 in monthly installments for 15 years if he retires at the age of 60 or later.  If he resigns prior to reaching age 60, he will receive an amount equal to the unfunded liability accrued under the agreement as of the end of the month preceding the end of his service, payable in monthly installments over three years. He will receive the same amount in the event he experiences a disability before reaching age sixty, but payable in equal monthly installments over a period of 15 years.  If Mr. Viater’s employment is terminated prior to age 60, other than termination by voluntary resignation, termination for cause or termination within 24 months following a change in control, then Mr. Viater will be entitled to receive the present value of the amount he would have received upon normal retirement at age 60, computed using the actuarial factors that would be used to compute the present value of benefits under Section 280G of the Internal Revenue Code.  In the event of a change in control followed within 24 months by a termination of Mr. Viater's employment for reasons other than death or disability, before he has attained age 60, he will be entitled to receive the present value of his normal retirement benefit, computed using the actuarial factors that would be used to compute the present value of benefits under Section 280G of the Internal Revenue Code.  This benefit is required to be distributed to Mr. Viater in a lump sum within 60 days following the termination.  Any payments made upon a change in control are subject to reduction to avoid adverse tax consequences under Section 280G.

All payments under the SERP and Salary Continuation Agreement for a change in control or involuntary termination are prohibited by the compensation requirements of the TARP Program until the Company redeems the preferred shares held by Treasury.

Employment Agreements

The Bank has entered into three-year employment agreements with Messrs. Heeter, Botts, McArdle and Viater, which provide for annual one-year extensions, if authorized by Board.  Under these agreements, each executive’s salary is reviewed annually and cannot be decreased.  The 2010 base salaries of Messrs. Heeter, Botts, McArdle and Viater under these agreements are $275,000, $220,000, $180,000 and $250,000, respectively.  Under these agreements, each executive is entitled to participate equitably in discretionary bonuses awarded to executive employees and in the Bank’s other employee benefit plans, including medical, dental group life, disability and accidental death and dismemberment insurance benefits.  Each agreement provides that the executive’s employment may be terminated by the Bank or by the executive at any time and also provides for termination upon the occurrence of certain events specified by federal regulations.  If the executive’s employment is terminated due to disability, he would receive his salary and other benefits for the reminder of the three-year term, with a reduction in his salary for disability insurance payments from insurance purchased by the Bank.  If the executive’s employment is terminated due to death, his estate would receive all benefits under the agreement through the end of the month.  If the executive’s employment is terminated for cause or voluntarily by the executive, he would receive all benefits under the agreement through that termination date.  If the executive’s employment is terminated by constructive termination, with no change in control, the Bank would be required to pay to the executive his then-current salary over the three-year term and to provide the executive with his then-current employee health benefits for the remaining term of his agreement.  If the executive’s employment is involuntarily terminated in connection with a change in control, MutualBank must pay to the executive in a lump sum 299% of his Section 280G base amount (the base amount is essentially the executive’s average annual Box 1, W-2 compensation during the five full calendar year periods prior to the effective date of the termination) and continue to provide substantially the same health benefits as were being provided to the executive officers of MutualBank immediately prior to the change in control, in each case subject to reduction to ensure deductibility under Section 280G of the Internal Revenue Code.  All payments under these agreements for a change in control or involuntary termination are prohibited by the compensation requirements of the TARP Program until the Company redeems the preferred shares held by Treasury.  The executives have no responsibility to mitigate amounts owed to them under the agreements nor does any compensation received from another employer reduce post-termination compensation under the agreements.  In addition, Mr. Viater’s contains a post-termination, two-year covenant not to compete with the Bank within a 25-mile radius of its offices as of the date of termination.

In the MFB acquisition, the Bank also assumed Mr. Viater’s director fee continuation agreement, which provides that if he retires after attaining age 72 and continues to serve as a director for at least five years, he would be entitled to an annual retirement benefit for 10 years equal to 50% of the total fees paid to him during the last plan year before ending service.  In the event of a change in control (which includes the MFB Acquisition) followed within 24 months by a termination of service as a director prior to age 72, the director would be entitled to receive the present value of the normal retirement benefit (without regard to years of service) paid in a lump sum.  Accordingly, if Mr. Viater ceases to be a director of MutualBank before July 18, 2010, he will be paid a lump sum present value of his benefits under his director fee continuation agreement, assuming the executive compensation limits under the TARP Program are no longer applicable.

REPORT OF THE AUDIT/COMPLIANCE COMMITTEE

The following Report of the Audit/Compliance Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent MutualFirst specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit/Compliance Committee of MutualFirst is comprised of the undersigned directors, each of whom is independent as defined under the Nasdaq’s listing standards.  The Audit/Compliance Committee’s responsibilities are described in a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations.  BKD, LLP, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statement in accordance with generally accepted auditing standards and issuing a report thereon.  As the members of the Audit/Compliance Committee, it is our responsibility to monitor and oversee these processes.

The Audit/Compliance Committee, in its oversight responsibility, reviews the services performed by the Company’s independent registered public accounting firm and our policies and procedures for the engagement of that firm.  The Audit/Compliance Committee also discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits.  We met with the internal auditors and independent registered public accounting firm, both with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.  Prior to engaging our independent registered public accounting firm to render an audit or permissible non-audit service, we specifically approve the engagement of our independent registered public accounting firm to render that service.  Accordingly, the Company does not engage our independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit/Compliance Committee in advance.  As such, the engagement of BKD, LLP, to render 100% of the services described in the categories above was approved by the Audit/Compliance Committee in advance of the rendering of those services.  We also reviewed and discussed with BKD, LLP the fees paid to the firm.  These fees are described under “Independent Registered Public Accounting Firm” below.

The Audit/Compliance Committee received and reviewed the report of BKD, LLP, regarding the results of their audit of the Company’s 2009 financial statements.  We also reviewed and discussed the audited financial statements with Company management.

The members of the Audit/Compliance Committee discussed with a representative of BKD, LLP, the independence of the accounting firm from the Company, including the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees) and the written disclosures.  In addition, the Audit/Compliance Committee receives written disclosures and a letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit/Compliance Committee concerning independence.

The Company’s Chief Executive Officer and Chief Financial Officer also reviewed with the Audit/Compliance Committee the certifications that each officer filed with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  Management also reviewed with the Audit/Compliance Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The foregoing report is furnished by the Audit/Compliance Committee:

Linn A. Crull, Chairman
Wilbur R. Davis	Edward C. Levy
Edward J. Dobrow	Jerry D. McVicker
Jonathan E. Kintner

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the fiscal year ended December 31, 2009, BKD, LLP provided various audit, audit-related and non-audit services to the Company as follows:  (1) the audit of the Company’s fiscal 2008 annual financial statements and review of 2009 financial statements in the Company’s Quarterly Reports on Form 10-Q, and (2) tax services.  Our Audit/Compliance Committee has appointed BKD, LLP, as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2010.  In making its determination to appoint BKD, LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year, the Audit/Compliance Committee considered whether the providing of services (and the aggregate fees billed for those services) by BKD, LLP, other than audit services, is compatible with maintaining the independence of the outside accountants.  A representative of BKD, LLP, is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The aggregate fees billed to the Company by BKD, LLP, and its affiliates for the fiscal years ended December 31, 2009 and 2008 were as follows:

	Year Ended December 31,
	2009	2008
Audit Fees	$225,000	$231,500
Audit Related Fees(1)	$ 24,830	$ 17,300
Tax Fees(2)	$ 30,800	$ 21,500
All Other Fees	---	---
__________________________________________
(1)	Primarily for assistance with benefit plan issues.
(2)	Primarily for tax compliance, tax advice and tax return preparation services.

Pre-Approval of Audit and Non-Audit Services

Pursuant to the terms of its charter, the Audit/Compliance Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The Audit/Compliance Committee must pre-approve the engagement letters and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit/Compliance Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Corporation, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit/Compliance Committee has not adopted any pre-approval policies.

The Audit/Compliance Committee of the Board has authorized BKD, LLP to provide to the Company tax services and certain services in connection with the administration of our benefit plans.  In authorizing those services, the Committee determined that providing those services were compatible with maintaining BKD, LLP’s independence.

PROPOSAL 2

ADVISORY (NON-BINDING) RESOLUTION TO
APPROVE EXECUTIVE COMPENSATION

As a participant in the TARP Program, we are required to include in this Proxy Statement and present for a vote at the Annual Meeting an advisory and non-binding stockholder resolution to approve the compensation of our executives, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC.  This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s executives as disclosed in this Proxy Statement in the tabular and narrative disclosure on the compensation of our named executive officers.

This nonbinding advisory resolution will be presented at the Annual Meeting as follows:

RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the tabular and narrative disclosure on the compensation of our named executive officers in the Company’s Proxy Statement for the 2010 Annual Meeting.

This vote will not be binding on the Company’s Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It also will not affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

As disclosed in more detail in “Executive Compensation,” the Compensation Committee has a very deliberate and thoughtful process for establishing a broad-based compensation program for our executives.  The overall goal of this compensation program is to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals, and link the compensation of its executives to the Company’s success.  Executive compensation determinations are a complex and demanding process.  The Compensation Committee exercises great care and discipline in its analysis and decision-making and recognizes our stockholders’ interest in executive compensation practices.  The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team and that are aligned with our corporate values to conduct our business with character, compassion, class and competition.  A primary focus of our compensation program has been to compensate actual performance, using realistic incentive thresholds; however our ability to use incentive compensation for our highest paid executives has been restricted by the TARP compensation limits.

Our overriding principles in setting types and amounts of compensation are: (1) to link individual compensation to the successful achievement of performance objectives; (2) to attract, retain and motivate our top performers at a competitive level in our market; (3) to align the interests of key executive with those of our stockholders in furtherance of our goal to improve stockholder value; and (4) to comply with all the TARP compensation limits.  In setting executive compensation and benefits in line with this philosophy, the Compensation Committee has established a full compensation package that includes base salary, annual incentive bonus compensation, equity compensation, benefits and perquisites.

The Company’s Board of Directors recommends that stockholders vote FOR the advisory (non-binding) resolution to approve executive compensation.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the annual meeting.  If any other matter properly comes before the stockholders for a vote at the annual meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation Costs

The Company will pay the costs of soliciting proxies.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s common stock.  In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

Stockholder Proposals for 2011 Annual Meeting

If you intend to present a stockholder proposal at next year’s annual meeting, your proposal must be received by the Company at its executive offices, located at 110 E. Charles Street, Muncie, Indiana 47305-2400, no later than November 30, 2010, to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.  Your proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and the Company’s certificate of incorporation and bylaws and Maryland law.

To be considered for presentation at the 2011 annual meeting, but not for inclusion in the Company’s Proxy Statement and form of proxy for that meeting, stockholder proposals must be received by the Company no later than February 12, 2011, and no earlier than January 13, 2011.  If, however, the date of the next annual meeting is before March 29, 2011, or after June 28, 2011, proposals must instead be received by the Company no earlier than the 120th day prior to the date of the next annual meeting and no later than the 90th day before the meeting or the 10th day after the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting is first made.

REVOCABLE PROXY

MUTUALFIRST FINANCIAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

April 28, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the Board of Directors of MutualFirst Financial, Inc., and its survivor, with full power of substitution, and authorizes them to represent and vote, as designated below and in accordance with their judgment upon any other matters properly presented at the annual meeting, all the shares of MutualFirst Financial, Inc. common stock held of record by the undersigned at the close of business on March 1, 2010, at the annual meeting of stockholders, to be held on Wednesday, April 28, 2010, and at any and all adjournments or postponements thereof. The Board of Directors recommends a vote "FOR" each of the listed proposals.

Should a director nominee be unable to serve as a director, an event that MutualFirst Financial, Inc. does not currently anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors.

This proxy maybe revoked at any time before it is voted by delivering to the Secretary of MutualFirst Financial, Inc., on or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy or a later-dated proxy relating to the same shares of MutualFirst Financial, Inc. common stock, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from MutualFirst Financial, Inc., prior to the execution of this Proxy, of Notice of Annual Meeting scheduled to be held on April 28, 2010, a Proxy Statement dated on or about March 29, 2010 and MutualFirst Financial, Inc.'s Annual Report to Stockholders for the fiscal year ended December 31, 2009.

The Proxy Statement, Annual Report and this Form of Proxy are available at http://www.bankwithmutual. com (click bottom marked “Annual Report”).

REVOCABLE PROXY

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the proposals set forth herein.

Please mark your votes like this	☒

		FOR	FOR ALL	WITHHOLD EXCEPT
1.	The election of Edward J. Dobrow, David W. Heeter, Edward C. Levy and Michael J. Marien, as directors of MutualFirst Financial, Inc., for a term of three years.	☐	☐	☐

Instructions: To vote for all nominees mark the box "FOR" with an "X". To withhold your vote for all nominees mark the box "WITHHOLD" with an "X". To withhold your vote for an individual nominee mark the box "FOR ALL EXCEPT" with an "X" and write the name of the nominee on the following line for whom you wish to withhold your vote.

		FOR	AGAINST	ABSTAIN
2.	The advisory (non-binding) resolution to approve our executive compensation as disclosed in the accompanying Proxy Statement.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                                   Signature                                                    Dated                         , 2010

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.